EXHIBIT 99.1

SUMTOTAL SYSTEMS EXPECTS POSITIVE CASH FLOW BY THE THIRD QUARTER

Company has already achieved approximately $15 million in expense synergies; anticipates an additional $2-3 million by Q3 2004

MOUNTAIN VIEW, CA (March 22, 2004) –SumTotal Systems (Nasdaq: SUMT), the business performance and learning technology industry’s largest single provider of technologies, processes and services, today announced that it has achieved $15 million in cost synergies as a result of the actions it has taken in connection with the merger between Docent, Inc (Nasdaq: DCNT) and Click2learn, Inc (Nasdaq: CLKS) on March 18, 2004. As a result, the company expects to be cash flow neutral in the second quarter of 2004, and cash flow positive the following quarter.

“When we first began talking about combining the two companies, the ability to save significant costs on duplicate items, and reach positive cash flow, was a primary attraction to merging,” said Andy Eckert, CEO of SumTotal. “Cost synergies occur in many different forms. It’s not just people, but things like insurance, marketing expenses and the costs of being a public company that add up. We predicted that we would generate $15 million in savings at the time, and I’m thrilled that we expect to exceed this number and reach positive cash flow quicker than most predicted. Coupled with our expectations in revenue, SumTotal is off to a great start.”

As a combined company, SumTotal expects to announce first quarter results during the final week of April 2004. Separately, Docent and Click2learn filed their Annual Reports on Form 10-K for the fiscal year ending December 31, 2003 last week. A recap of the annual results of those reports is as follows:

Docent 2003 Results

On March 17, 2004 Docent Inc filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2003. The results were consistent with previously reported estimates. For 2003, revenue was $30.2 million compared to $27.8 million in 2002. Total expenses on a GAAP basis, including cost of revenue of $9.6 million and operating expenses of $31.5 million, were $41.1 million. The GAAP operating loss for 2003 was $10.9 million compared to $24.4 million in 2002. The GAAP net loss was $10.7 million or 82 cents per share compared to $23.8 million or $1.72 per share in 2002. The GAAP total expense number of $41.1 million included $1.5 million of depreciation and amortization, $0.9 million amortization of intangible assets and $0.9 million amortization of stock based compensation as well as a non-cash restructuring credit of $0.4 million. Also included were $1.2 million of merger related expenses. Excluding these items, Docent’s run-rate cash based expenses for 2003 totaled $37.0 million.

Click2learn 2003 Results

On March 18, 2004 Click2learn, Inc filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The results were consistent with previously reported estimates. For 2003, revenue was $29.5 million compared to $30.5 million in 2002. Total expenses on a GAAP basis, including cost of revenue of $9.5 million and operating expenses of $25.9 million were $35.4 million. The GAAP operating loss from continuing operations was $5.9 million compared to $10.3 million in 2002. The GAAP net loss from continuing operations in 2003 was $6.2 million or 21 cents per share compared to $10.5 million or 43 cents per share in 2002. The total GAAP expense number of $35.4 million included $2.5 million depreciation and amortization. Excluding this item, Click2learn’s cash expenses for 2003 totaled $32.9 million.

SumTotal Q1 2004 Results

SumTotal commenced operations on March 19, 2004 as a result of the merger between Click2learn and Docent. The company accounted for the transaction as an acquisition of Docent by Click2learn and therefore the GAAP financial results for the 3 months ending March 31, 2004 will reflect the full 3-month results of Click2learn and the Docent results for the period from March 19 through March 31, 2004. On a GAAP basis all historical comparative numbers for 2003 and earlier will be based on Click2learn’s results.

Expected to be included in SumTotal’s first quarter results are the following one–time charges:

1.	In-Process R&D expense associated with the R&D acquired from Docent of approximately $1.3 million.
2.	Restructuring charges and other costs relating to employee severance, excess facilities, branding and other merger related activities of between $2 million and $3 million.

SumTotal Go Forward Expense Level

Combining 2003 run-rate cash expenses of Docent at $37.0 million, and Click2learn at $32.9 million, gave SumTotal a starting cash based expense level of approximately $69.9 million. As a result of the savings already achieved through reductions in staff and other expense reductions the company expects to achieve savings of approximately $15 million on an annualized basis in the second quarter of 2004, and a further $2 million to $3 million on annualized basis in the third quarter of 2004. The $15 million in savings are expected to include approximately $1 million in cost of revenue, $3 million in R&D, $7 million in sales and marketing and $4 million in administration.

In addition to the annualized cash based expenses of approximately $55 million that SumTotal expects to achieve by the second quarter, the company expects to incur, primarily as a result of the merger, the following non-cash expenses on an annualized basis:

•	Depreciation and amortization of approximately $3.6 million.
•	Amortization of intangible assets of approximately $5.6 million.
•	Amortization of stock based compensation of approximately $1 million.

The headcount of the combined companies was approximately 470 when the merger was announced in October 2003, and is expected to be approximately 400 when the restructuring is completed in the second quarter.

“With approximately 280 of this headcount in R&D, customer services and support alone, the company’s resources will be squarely focused on customer success,” Eckert added.

Cash

As of December 31, 2003 Docent Inc, had $29.5 million of cash and short-term investments and Click2learn had $12.9 million of cash and $3.5 million of short-term debt. After paying off the debt and incurring merger related expenses, SumTotal will have approximately $35 million of cash and short-term investments. The company will use approximately $3 million to $4 million of cash in completing merger and restructuring and then expects to be generally cash flow positive thereafter.

Guidance and Future Financial Releases

SumTotal anticipates announcing first quarter results during the final week of April 2004, and at that time the company expects to give guidance for the second quarter of 2004. Of note to investors, as required by GAAP, SumTotal expects to charge between $5 million and $6 million of deferred revenue on Docent’s balance sheet as of March 18 2004 against goodwill, which will impact SumTotal’s reported revenue by this amount over the next 12 months. The company estimates that the impact on the second quarter GAAP results will be approximately $2 million. In addition to the required GAAP reporting, the company intends to provide non-GAAP financials when the first quarter results are announced that will show the underlying operating results of the company on a go-forward basis, excluding the purchase accounting adjustments and including both Docent and Click2learn results for all reporting periods. The company will also provide a full reconciliation between the two sets of numbers.

“Having completed the merger and observed the response of our customers and prospects, I am more optimistic than ever about the future for SumTotal” said Andy Eckert, CEO. “We are clearly seeing more activity in the market, and our pipeline continues to be robust. The most common issue that customers have had with vendors in our industry has been concerns about the financial viability of the various providers. Today, SumTotal is the most viable company in the space. With $35 million in cash, and the expense synergies we’ve realized, we expect to be generating cash in the very near term. Once we have worked our way through the non-cash adjustments associated with the merger, we expect to be able to sustain profitability on a GAAP basis. While there are a lot of other merits for customers to choose SumTotal, our financial viability alone sets us apart from any of our best of breed competitors.”

About SumTotal Systems

SumTotal Systems Inc. (NASDAQ: SUMT) is the business performance and learning technology industry’s largest single provider of technologies, processes and services. Formed by the merger of industry pioneers Docent and Click2learn, the company is uniquely focused on helping organizations harness and manage mission-critical intellectual power to solve real-world business problems and produce significant bottom-line results. SumTotal has helped accelerate performance and profit for more than 600 of the world’s best-known companies, including Microsoft, Cingular Wireless, Vodafone, Lucent, Accenture, Cendant, Harley-Davidson, Wyeth, Wachovia and D & B. SumTotal Systems is headquartered in Mt. View, CA, with offices throughout the US, as well as London, Paris, Heidelberg, Sydney, Tokyo and Hyderabad, India.

SAFE HARBOR STATEMENT/ FORWARD-LOOKING STATEMENTS

Information in this presentation may contain forward-looking statements, including statements about expected synergies and cost savings, estimated expenses, headcount and deferred revenue charges, future business operations, industry leadership, financial performance, growth of the company, operational efficiencies, timing and features of our product offerings, customer benefits, acceptance of our solutions, expected innovation, cross-selling opportunities and other potential benefits and synergies to be derived from the transaction and other market conditions that include risks and uncertainties. These statements are not historical facts or guarantees of future performance or events and are based on current expectations, estimates, beliefs, assumptions, goals and objectives, and SumTotal Systems does not assume any obligation to update any such forward-looking statements. These statements are not guarantees of future results and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. You are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (i) the challenges and costs of integration and restructuring, and the ability to achieve anticipated synergies associated with the recent merger; (ii) an emerging and rapidly evolving market, (iii) market uncertainty with respect to the merger and acceptance of SumTotal Systems’ product offerings by customers and partners; (iv) adverse changes in general economic or market conditions; (v) delays or reductions in information technology spending; (vi) the ability to attract and retain highly qualified employees; (vii) intense competition in the marketplace and (viii) other events and other important factors disclosed previously and from time to time in SumTotals’ filings with the Securities and Exchange Commission, including the joint proxy statement/prospectus on Form S-4 filed under Hockey Merger Corporation.

Contact:	Neil Laird at 650-934-9525 or Nlaird@sumtotalsystems.com

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